EXHIBIT 99.1


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                                  EXHIBIT 99.1

           CORNERSTONE ANNOUNCES $50 MILLION SHARE REPURCHASE PROGRAM

RICHMOND, Virginia, October 1, 1999 - Cornerstone Realty Income Trust (NYSE:TCR) today announced that the Board of Directors has authorized a common share repurchase program pursuant to which the Company is authorized to purchase up to $50 million of the Company's common shares. Repurchases will be made on the open market at prevailing prices. This authority may be exercised from time to time and in such amounts as market conditions warrant. The Company currently has approximately 39.1 million common shares outstanding.

"We believe that the Cornerstone stock price has been trading at a significant discount to net asset value at a time when the real estate operations have never been better. This presents Cornerstone an opportunity to increase shareholder value through a stock repurchase program," said Glade M. Knight, Chairman and CEO.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the future results, performance or achievements of the Company to be materially different from any forward-looking statements.

Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The Company focuses on the ownership and management of multi-family properties in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently, the Company owns 87 multifamily properties containing 20,965 apartment homes. For additional information please contact Glade M. Knight, Chairman and Chief Executive Officer, S. J. Olander, Executive Vice President and Chief Financial Officer, David S. McKenney, Senior Vice President of Corporate Services or Krissy Gathright, Assistant Vice President of Corporate Services at (804) 643-1761. Further information on Cornerstone may be found on our web site at: http://www.cornerstonereit.com.